Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form type)

Anghami Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Share, par value $0.0001 per share	Rule 457(h)	1,288,000	$0.98	$1,262,240	$147.60 per million dollars	$186.31

Total Offering Amounts					$1,262,240		$186.31
Total Fee Offsets							—
Net Fee Due							$186.31

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers Anghami Inc.’s common ordinary shares, par value of $0.0001 per share (“Ordinary Shares”), that may become issuable under The Anghami Inc. Long-Term Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional indeterminable number of Ordinary Shares that may become issuable pursuant to the adjustment provisions of The Anghami Inc. Long-Term Incentive Plan.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on a price of $0.98 per share, which is the average of the high and low sales prices of shares of Ordinary Shares on The Nasdaq Stock Market LLC on October 26, 2023.